Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2010

	Historical		Pro Forma Adjustments (2)		Pro Forma Combined
	Accelrys	Symyx
	In thousands
ASSETS
Current assets:
Cash and cash equivalents	$77,121	$79,414	$(6,002	)(a)	$150,533
Restricted cash	—	780	—		780
Marketable securities	10,461	—	—		10,461
Trade receivables, net	22,745	7,353	—		30,098
Other current assets	5,201	12,097	5,439	(b)	22,737

Total current assets	115,528	99,644	(563)		214,609
Restricted cash	5,500	—	—		5,500
Property and equipment, net	2,324	8,702	—		11,026
Goodwill and purchased intangible assets, net	47,178	76,158	7,449	(c)	130,785
Note receivable	—	10,000	—		10,000
Deferred tax and other assets	675	18,314	—		18,989

Total assets	$171,205	$212,818	$6,886		$390,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,823	$1,824	$—		$3,647
Accrued liabilities, accrued compensation and benefits and other current liabilities	15,000	18,428	7,969	(d)	41,397
Current portion of deferred revenue	58,403	34,679	(26,011	)(e)	67,071

Total current liabilities	75,226	54,931	(18,042)		112,115
Deferred revenue, net of current portion	2,922	4,464	(3,719	)(e)	3,667
Other long-term liabilities	6,953	5,213	(2,904	)(f)	9,262
Stockholders’ equity
Common stock	3	35	(32	)(g)	6
Additional paid-in capital	272,726	214,508	(42,557	)(h)	444,677
Retained deficit	(179,365)	(68,862)	76,669	(i)	(171,558)
Lease guarantee	(383)	—	—		(383)
Treasury stock	(8,340)	—	—		(8,340)
Accumulated other comprehensive income	1,463	2,529	(2,529	)(j)	1,463

Total stockholders’ equity	86,104	148,210	31,551		265,865
Total liabilities and stockholders’ equity	$171,205	$212,818	$6,886		$390,909

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2010

	Historical		Pro Forma Adjustments- Acquisition Accounting		Pro Forma Combined
	Accelrys	Symyx
Revenue	$82,959	$88,608	$—		$171,567
Cost of revenue	14,381	26,755	(5,433	)(k)	35,703

Gross margin	68,578	61,853	5,433		135,864

Operating expenses:
Product development	15,131	38,631	—		53,762
Sales, general and administrative	52,034	35,310	—		87,344
Restructuring charges (recoveries)	(86)	1,171	—		1,085
Amortization of purchased intangible assets	—	5,624	(5,624	)(k)	—

Total operating expenses	67,079	80,736	(5,624)		142,191

Operating income (loss)	1,499	(18,883)	11,057		(6,327)
Interest and other income, net	914	10,559	—		11,473

Income (loss) before taxes	2,413	(8,324)	11,057		5,146
Income tax expense (benefit)	1,218	(4,399)	(2,596	)(l)	(5,777)

Net income (loss) from continuing operations	$1,195	$(3,925)	$13,653		$10,923

Basic and diluted net income (loss) per share	$0.04	$(0.11)			$0.20
Weighted average common shares outstanding:
Basic	27,504	34,321			54,889	(m)
Diluted	27,760	34,321			55,145	(m)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Pro Forma Presentation

On July 1, 2010, Accelrys, Inc. (“Accelrys”), completed its acquisition of Symyx Technologies, Inc. (“Symyx”), contemplated by that certain Agreement and Plan of Merger and Reorganization, dated April 5, 2010 (the “Merger Agreement”), by and among Accelrys, Symyx and Alto Merger Sub, Inc., a wholly-owned subsidiary of Accelrys (“Merger Sub”), pursuant to which Merger Sub was merged with and into Symyx (the “Merger”) with Symyx continuing as a wholly-owned subsidiary of Accelrys.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Accelrys as of and Symyx as of March 31, 2010. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2010 combine the historical consolidated statements of operations of Accelrys for the year ended March 31, 2010 and of Symyx for the year ended December 31, 2009.

On March 1, 2010, Symyx completed the sale of its tools operations and recently restructured contract research services operations from its High Productivity Research business unit (“HPR”), to FreeSlate, Inc. (formerly HPR Global, Inc., “FreeSlate”). Due to the significance of this sale in 2010, the unaudited pro forma condensed combined financial statements reflect the sale as if it had occurred as of January 1, 2009 and exclude Symyx’s discontinued operations related to that sale.

Certain executive officers of Symyx have entered into employment agreements with Accelrys which became effective upon completion of the Merger but were not effective as of March 31, 2010. Cash payments related to any such new agreements have not been included in the unaudited pro forma combined financial statements. Pursuant to the new agreements, stock options for certain executive officers were modified to extend the exercise term after termination of employment from 90 days to 15 months. The impact of this modification has been reflected in the unaudited pro forma combined financial statements.

Although management of Accelrys and Symyx consider the Merger to be a “merger of equals,” the Merger will be accounted for as a business combination under the acquisition method of accounting in accordance with ASC Topic 805 with Accelrys the deemed “accounting acquirer” and Symyx the deemed “accounting acquiree.” The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger and certain other adjustments.

Calculation of Estimated Consideration Transferred (in thousands except exchange ratio, share and per share amounts):

Symyx common stock outstanding	34,792	(1)
Accelerated vesting of restricted stock units	308	(2)

Estimated Symyx common stock outstanding	35,100

Exchange ratio	0.7802

Estimated number of shares of Accelrys stock issued in the Merger	27,385	(3)
Per share price of Accelrys common stock on March 31, 2010	$6.16	(4)

Fair value of estimated shares of Accelrys common stock to be issued in the Merger	$168,692
Fair value of exchanged equity awards	$1,627	(5)

Preliminary estimated consideration transferred	$170,319

(1)	Outstanding share number as of March 31, 2010. Upon completion of the Merger and in accordance with the terms of the Merger Agreement, holders of Symyx common stock received 0.7802 shares (the “Exchange Ratio”) of Accelrys common stock for each share of Symyx common stock they owned as of July 1, 2010.
(2)	Represents unvested restricted stock units as of March 31, 2010. Upon completion of the Merger and pursuant to the terms of the applicable Symyx equity award plans and agreements, all outstanding restricted stock units representing rights to receive Symyx common stock automatically vested in full and the holders thereof became entitled to receive shares of Accelrys common stock in accordance with the Exchange Ratio.

(3)	No fractional shares of Accelrys common stock were issued in connection with the Merger. The cash payment for fractional shares is considered immaterial and has not been included in the calculation of estimated consideration transferred.
(4)	Pursuant to ASC Topic 805, the Accelrys common stock was valued on the day the Merger was completed. Changes in the Accelrys common stock price would increase or decrease the consideration transferred as follows:

% change in stock price	-50%	-10%	+10%	+50%
Stock price	$3.08	$5.54	$6.78	$9.24
Change in consideration transferred	$(84,346)	$(16,869)	$16,869	$84,346

(5)	Includes the fair value of Symyx stock options to be exchanged for options to acquire 2,563,991 shares of Accelrys common stock with respect to Symyx stock options vested as of December 31, 2009 or that were expected to vest upon the closing of the Merger, based on an exchange ratio of 0.7802. The fair value of the vested stock options exchanged is included in the calculation of purchase consideration and was determined using the Black- Scholes option pricing model using an Accelrys share price of $5.73. The assumptions used were as follows:

Expected volatility	35% - 73%
Risk-free interest rate	0.17% - 2.69%
Expected option life in years	0.5 – 4.5 years
Expected dividend yield	0%

Accelrys determines volatility based on the historical stock price volatility over the most recent period equivalent to the expected life of the award. The risk- free rate is based on U.S. Treasury yields for notes with comparable terms as the awards in effect at the measurement date. Accelrys determined the estimated remaining expected life by considering the original estimated expected life for the option and the remaining service period and contractual life of the option as of December 31, 2009. The fair value of the portion of vested restricted stock units exchanged is included in the calculation of purchase consideration at a fair value equal to an unrestricted Accelrys share, which is $5.73. The fair value of the exchanged equity awards does not include Accelrys common stock issuable in respect of Symyx equity awards unvested as of December 31, 2009 that were not expected to be vested upon the closing of the Merger.

The following table summarizes the estimated acquisition date fair value of the identifiable assets acquired, liabilities assumed, including an amount for recognized goodwill (in thousands):

Fair value of estimated consideration transferred		$170,319
Recognized fair value of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	79,414
Restricted cash	780
Accounts receivable, net	7,353
Other current assets	14,940
Property, plant and equipment, net	8,702
Notes receivable	10,000
Deferred tax and other assets	18,314
Accounts payable	(1,824)
Accrued expenses and other current liabilities	(26,498)
Deferred revenue	(8,668)
Deferred revenue, net of current portion	(745)
Long term liabilities	(3,999)	97,769

Goodwill and other intangible assets		$72,550

Note 2: Pro Forma Adjustments (in thousands, except percentages and share data)

Adjustments to Balance Sheets

(a)	Represents the following adjustments to cash and cash equivalents:

Estimated Accelrys transaction fees	$(2,473)
Estimated Symyx transaction fees	(3,529)

Total	$(6,002)

(b)	Represents the following adjustments to other current assets:

Additional deferred tax asset recorded in purchase accounting	$6,500
Symyx historical deferred costs of revenue	(1,061)

Total	$5,439

(c)	Represents the adjustment to Symyx’s historical intangible assets resulting from the removal of historical amortization expense, followed by the elimination of Symyx’s historical goodwill of $38,911 and intangible assets of $37,247, as well as estimated goodwill of $72,550, measured as the excess of the estimated consideration transferred over the net of the estimated acquisition-date amounts of the identifiable assets acquired and liabilities assumed measured at fair value, as follows:

Symyx historical intangible assets	$(37,247)
Symyx historical goodwill	(38,911)
Adjustment to Symyx historical intangible assets from reduction to amortization expense	11,057
Estimated Accelrys goodwill after purchase price allocation	72,550

Total	$7,449

The goodwill arising from the Merger consists largely of the synergies expected from combining the operations of Accelrys and Symyx. The anticipated synergies primarily relate to redundant staffing and related internal support costs, redundant locations, redundant systems and IT costs, purchasing economies of scale and expanded revenue opportunities as well as an assembled workforce. Management of Accelrys and Symyx have concluded that there is one reportable segment for the combined company.

The amount of acquired intangible assets is a preliminary estimate of the fair value of the acquired identifiable intangible assets. Further analysis must be performed to value those assets at fair value and allocate the purchase price to those assets. As such, the value of intangible assets may differ significantly from the amount reflected on the unaudited pro forma condensed combined financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets.

(d)	Represents the following adjustments to accrued expenses and other current liabilities:

Symyx historical deferred rent	$(1,262)
Symyx historical customer advances	(1,072)
Recognition of additional deferred tax liability recorded in purchase accounting	10,303

Total	$7,969

(e)	Represents the adjustment of Symyx’s historical current and long term deferred revenue to fair value. Fair value estimates the cost of the servicing of acquired service contracts with a normal profit margin to meet the remainder of the obligations under such contracts. Because this adjustment is directly attributed to the Merger and will not have a significant ongoing impact in excess of one year, it is not reflected in the unaudited pro forma condensed combined statements of operations. However, this deferred revenue adjustment will reduce revenue and net income for the next year subsequent to the consummation of the transaction.

(f)	Represents the adjustment of Symyx’s historical long term liabilities to fair value. The adjustment primarily related to the reduction of prepaid royalty consideration and a reduction to long term deferred tax liability.

(g)	Represents the following adjustments to common stock:

Issuance of 227,385 shares of Accelrys common stock to Symyx stockholders	$3
Less: Elimination of Symyx historical common stock	(35)

Total	$(32)

(h)	Represents the following adjustments to additional paid in capital:

Estimated consideration transferred	$170,319
Less: par value of Accelrys common stock issued	(3)
Less: elimination of Symyx historical additional paid in capital	(214,508)
Stock compensation expense related to modification of executive officer stock options upon Merger based upon new employment contracts	703
Acceleration of vesting of Symyx restricted stock units upon Merger based upon equity plan contract change in control provisions	932

Total	$(42,557)

(i)	Represents the following adjustments to accumulated deficit:

Elimination of Symyx historical accumulated deficit	$68,862
Expense for Merger transaction costs remaining to be paid	(6,002)
Stock compensation expense related to modification of executive officer stock options upon Merger based upon new employment contracts	(703)
Acceleration of vesting of Symyx restricted stock units upon Merger based upon equity plan contract change in control provisions	(932)
Adjustment of amortization expense related to historical intangible assets	11,057
Additional income tax benefit related to purchase accounting adjustments	4,387

Total	$76,669

(j)	Represents the elimination of Symyx’s historical accumulated other comprehensive income.

Adjustments to Income Statements

(k)	Represents the elimination of historical intangible asset amortization related to Symyx’s historical intangible assets.

(l)	Represents an adjustment to Symyx’s historical income tax benefit to reflect the anticipated tax structure of the combined entity.

(m)	Pro forma basic earnings per share and diluted net loss per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and dilutive potential weighted shares outstanding. A reconciliation of the shares used to calculate Accelrys’ historical basic net income per share to shares used to calculate the pro forma basic and diluted earnings (loss) per share follows:

Year ended March 31, 2010
Shares used to calculate Accelrys’ historical basic net income per share	27,504
Shares issued in connection with the Merger	27,385

Shares used to calculate pro forma basic net income (loss) per share	54,889

Year ended March 31, 2010
Shares used to calculate Accelrys’ historical diluted net income per share	27,760
Shares issued in connection with the Merger	27,385

Shares used to calculate pro forma diluted net income (loss) per share	55,145